Exhibit 10.1

ASSET PURCHASE AGREEMENT by and among THE BRICKMAN GROUP, LTD., BRICKMAN BENGALS, LLC, GROUNDMASTERS, INC. GROUNDMASTERS, LLC and Michael G. Rorie as PRINCIPAL

Dated October 31, 2006

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TABLE OF CONTENTS

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TABLE OF CONTENTS

(continued)

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EXHIBITS
Exhibit A	Convertible Note
Exhibit B	Confidentiality and Non-Competition Agreements
Exhibit C	Real Property Leases
Exhibit D	Lebanon Documents
Exhibit E	Assignment of Copyright
Exhibit F	Assignment of Trademark
Exhibit G	Assignment and Assumption Agreement (7631 Lewiston Lease)
Exhibit H	Assignment and Assumption Agreement (Lavelle Lease)
Exhibit I	Assignment and Assumption Agreement (WSH Development)

SCHEDULES

1.1(b )	Excluded Assets
1.1(c)	Assumed Liabilities

3.1	Organization
3.3	No Conflict
3.4	Capitalization
3.6.1	Balance Sheet
3.6.2	Undisclosed Liabilities
3.7	Absence of Changes or Events
3.8.1	Title to Assets
3.8.2	Conditions of Assets
3.10	Leases
3.11.1	Write-Offs
3.11.2	Outstanding Accounts Receivable
3.11.3	Inventories
3.12.1	Patents, Trademarks and Intellectual Property Rights
3.12.2	Patents, Trademarks and Intellectual Property Rights Defects
3.12.3	Company Software
3.13.1	Contracts
3.13.2	Contract Breaches
3.14	Litigation
3.15.1	Compliance with Laws; Permits
3.15.2	Notice of Action
3.16.1	Environmental Matters
3.16.2	Environmental Permits
3.16.3	Environmental Audits
3.17	Employee Benefit Matters
3.18.1	Tax Filings
3.18.2	Waivers of Statute of Limitation
3.18.3	Tax Litigation
3.19	Consents

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3.20	Employee Relations Matters
3.21	Transactions with Related Parties
3.22.1	Insurance Policies
3.22.2	Insurance Damages/Claims
3.23	Brokers
3.24	Compensation, Etc.
3.26	Warranty

4.4	Buyer Consents

5.5(b)(i)	Employees
5.5(c)(i)	Assumed Benefit Contracts

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of October 31, 2006, by and among The Brickman Group, Ltd., a Delaware corporation (“Parent”), Brickman Bengals, LLC, a Delaware limited liability company (“Buyer”), Groundmasters, Inc., an Ohio corporation (“Groundmasters”), Groundmasters, LLC, an Ohio limited liability company, (the “GM Subsidiary,” together with Groundmasters, the “Company”) and Michael G. Rorie (the “Principal”).

RECITALS

A. WHEREAS, upon the terms and subject to the conditions set forth herein, the Company hereby sells and transfers, and Buyer hereby buys and assumes, substantially all of the assets and certain liabilities of the Company.

B. WHEREAS, the sole member of Buyer, the board of directors of the Company and the Principal, the sole stockholder of the Company, have authorized and approved the transactions contemplated hereby on the terms set forth in this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE TRANSACTION

1.1. Purchase and Sale of Acquired Assets; Assumed Liabilities.

(a) Purchase and Sale of Acquired Assets. The Company hereby sells, conveys, transfers, assigns and delivers to Buyer, and Buyer hereby purchases from the Company, all of the Company’s right, title and interest in and to all the Company’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in either the Company’s books of account or financial statements, excluding only the Excluded Assets (as defined below) (the “Acquired Assets”), free and clear of any and all Encumbrances other than Permitted Encumbrances. The Acquired Assets shall include all of the assets of the Company on the Balance Sheet (as defined in Section 3.6 hereof) and all assets acquired by the Company since the Balance Sheet Date (as defined in Section 3.6 hereof), except to the extent disposed of in the ordinary course of business since the Balance Sheet Date or except to the extent specifically identified herein as an Excluded Asset, including all of the following:

(i) all of the Company’s rights under contracts, agreements and purchase and sale orders, including all of the Company’s rights under any of its customer contracts and any contract renewal rights;

(ii) all of the Company’s rights under leases for real or personal property other than the Affiliate Leases;

(iii) all of the Company’s vehicles, trailers, mowers, snow blowers, snow plows, spreaders, hand and power tools, parts and supplies, and all other items of machinery and equipment, wherever located, in each case with any transferable warranty and service rights of the Company with respect to such Acquired Assets;

(iv) all of the Company’s furniture, fixtures, office equipment and supplies, computer hardware and software, stored data, communication equipment, trade fixtures and leasehold improvements (subject to any applicable lease terms), wherever located, in each case with any transferable warranty and service rights of the Company with respect to such Acquired Assets;

(v) all of the Company’s inventory of raw materials, work in process, parts, subassemblies and finished goods, wherever located and whether or not obsolete or carried on the Company’s books of account, in each case with any transferable warranty and service rights of the Company with respect to such Acquired Assets;

(vi) all of the Company’s trade and other notes and accounts receivable, advance payments, deposits, prepaid items and expenses, deferred charges, rights of offset and credits and claims for refund;

(vii) all of the Company’s books, records, manuals, documents, books of account relating primarily to the operation of the Company or to the Acquired Assets or Assumed Liabilities, sales and credit reports, customer lists, literature, brochures, advertising or promotional material and the like;

(viii) all of the Company’s claims, choses in action, causes of action and judgments relating to the Acquired Assets arising after the Closing Date;

(ix) all of the Company’s goodwill and rights in and to the name “Groundmasters, Inc.,” “Groundmasters, LLC” and “Ground Masters” and in any other tradename, trademark, domain names, logo, design, slogan, tag line, fictitious name or service mark, or any variant of any of them, and any applications therefor or registrations thereof, and all any other forms of intellectual property or industrial property rights, including, any patents, copyrights, trade secrets or proprietary manufacturing processes, and any licenses, consents and other agreements relating thereto;

(x) any governmental licenses, permits and approvals issued to the Company to the extent their transfer is permitted by applicable law;

(xi) all insurance policies and benefits, including insurance rights and proceeds, under the Assumed Benefit Contracts relating to periods after the Closing; and

(xii) all insurance proceeds or claims under insurance policies relating to property or equipment not repaired, replaced or restored by the Company prior to the Closing Date.

(b) Excluded Assets. Notwithstanding anything herein to the contrary, the Company shall retain all of its right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Buyer hereunder, and the Acquired Assets shall not include, solely the following assets and properties (such retained assets and properties being the “Excluded Assets”):

(i) all cash and cash equivalents of the Company on hand and/or in banks, including without limitation certificates of deposit, commercial paper, treasury bills, marketable securities, asset or money market accounts and all such similar accounts or investments;

(ii) all refunds of Taxes (as defined in Section 3.18 hereof) to the extent that the Taxes being refunded were an Excluded Liability;

(iii) all Tax Returns (as defined in Section 3.18 hereof) of the Company;

(iv) all rights of the Company under this Agreement and any Ancillary Agreement;

(v) Big Mon Casualty and Indemnity LTD captive insurance policy;

(vi) except as set forth in Section 5.5(c), all pension and profit sharing plans maintained by the Company and the assets thereof, and all other employee benefit plans and arrangements of the Company and the assets thereof;

(vii) all tangible and intangible personal property of the Company disposed of or consumed in the ordinary course of business since the Balance Sheet Date;

(viii) all Contracts that have terminated or expired prior to the Closing Date in the ordinary course of business consistent with the past practices of the Company;

(ix) the Company’s corporate seal, minute books, charter documents, corporate stock record books and such other books and records as pertain to the organization, existence or share capitalization of the Company and duplicate copies of such records as are necessary to enable the Company to file its tax returns and reports as well as any other original records or materials relating to the Company generally and not involving or relating to the Acquired Assets or the operation or operations of the Company;

(x) contracts of insurance, and all insurance proceeds or claims thereunder except as provided in Section 1.1(a)(xi) and (xii);

(xi) all of the Company’s claims, choses in action, causes of action and judgments relating to the Acquired Assets arising prior to the Closing Date to the extent not specifically identified as an Acquired Asset in Section 1.1(a);

(xii) the equity interests in the GM Subsidiary; and

(xiii) the items set forth on Schedule 1.1(b) hereof.

(c) Assumed Liabilities. Buyer hereby assumes and shall fully pay, discharge, satisfy and perform, the following liabilities or obligations of the Company, except in each case to the extent any such liabilities or obligations (a) would have been performed, paid or otherwise discharged on or prior to the Closing Date, but for a breach or default by the Company or (b) are Excluded Liabilities (the “Assumed Liabilities”):

(i) all of the liabilities and obligations identified on Schedule 1.1(c) hereof.

(ii) all of the liabilities and obligations of the Company arising under or relating to any contract, lease, or agreement included in the Acquired Assets which by their terms are required to be performed, paid or otherwise discharged following the Closing Date;

(iii) liabilities for personal property Taxes imposed in respect of the Acquired Assets that are first due and payable subsequent to the Closing Date; and

(iv) liabilities and obligations under the Assumed Benefit Contracts to the extent provided under Section 5.5(c).

(d) Excluded Liabilities. Notwithstanding anything contained herein to the contrary, the Excluded Liabilities shall not be assumed by Buyer, but instead shall be retained, performed, paid and discharged by the Company. The term “Excluded Liabilities” as used herein means any and all liabilities or obligations of the Company or any of its affiliates of any nature, whether due or to become due, whether accrued, absolute, contingent or otherwise, existing on the Closing Date, or arising out of any transactions entered into or any circumstances or events occurring, or the use, ownership, possession or operation of the Acquired Assets or the conduct of the Company’s business, prior to the Closing Date, excepting only the Assumed Liabilities. Without limiting the foregoing, the Excluded Liabilities shall include the following:

(i) except for personal property Taxes referred to in Section 1.1(c)(iii), any obligation or liability for Taxes incurred by the Company for any period (or portion thereof) prior to the Closing Date, including the Transfer Taxes as provided for in Section 6.2 hereof and any liability of the Company for the Taxes of another person under a contractual indemnity or covenant, as a transferee or otherwise under applicable Tax laws, regulations or administrative rules;

(ii) any claim, obligation or liability in connection with or arising from or relating to any Excluded Asset, including any Taxes associated therewith;

(iii) any Debt as of the Closing Date;

(iv) any obligation or liability of the Company to its shareholders or other equity security holders respecting dividends, distributions in liquidation, redemptions of shares, option payments or otherwise, and any liability of the Company pursuant to the agreements and arrangements set forth on Schedule 3.21 hereof;

(v) any obligation or liability of the Company arising out of this Agreement;

(vi) any obligation or liability arising out of or relating to any business or property formerly owned or operated by the Company, any affiliate or predecessor thereof, but not presently owned and operated by the Company;

(vii) any liabilities or obligations under Benefit Plans, except to the extent such liabilities and obligations otherwise constitute Assumed Liabilities;

(viii) any obligation or liability of the Company or its predecessors arising out of any contract, agreement, permit, franchise or claim that is not transferred to Buyer as part of the Acquired Assets;

(ix) any claim or obligation under any Lease arising prior to or with respect to periods prior to the Closing Date;

(x) outstanding checks of the Company as of the Closing Date;

(xi) any liability, claim or obligation in connection with or arising from or relating to the Employee Leasing Agreement, between J. Ross III Management Company, a Florida corporation d/b/a Employers Choice Plus, and Ground Masters LLC, dated as of December 2, 2003 (the “Employee Leasing Agreement”), whether arising before, on or after the Closing.

(xii) any Environmental Liability; and

(xiii) liabilities and obligations in connection with or arising from the Big Mon Casualty and Indemnity LTD captive insurance program.

(e) Nonassignable Assets. Buyer acknowledges that although the Company has not provided to any third party notices of the assignment of the Acquired Assets to Buyer nor obtained from any third party the consents to the transfer of the Acquired Assets listed on Schedule 3.3 and Schedule 3.19 or the permits, licenses, approvals or similar authorizations listed on Schedule 3.15.1 or the Environmental Permits listed on Schedule 3.16.2 (the “Required Notices and Consents”) to transfer to Buyer the contracts, leases, agreements, permits or approvals listed on such schedules, Buyer is closing the transactions contemplated by this Agreement at Closing without the Company providing or obtaining the Required Notices and Consents. Each of the Company and the Principal shall take all reasonable actions and use commercially reasonable efforts to do or cause to be done all such things as shall in the reasonable judgment of Buyer be necessary or proper (a) to assure that the rights and benefits of the Company under such contracts, leases, agreements, permits or approvals shall be preserved for the benefit of Buyer and (b) to facilitate receipt of the consideration to be received by the Company in and under every such contract, agreement, permit or approval, which consideration shall be held for the benefit of, and shall be delivered to, Buyer. In addition, after the Closing, the Company shall, at the request and under the direction of Buyer, take all reasonable actions and use commercially reasonable efforts to provide or obtain the Required Notices and Consents and any other consents or approvals from governmental authorities or third parties required to be obtained in connection with the execution, delivery and performance by the Principal or the Company of this Agreement. The Company shall not be required to indemnify Buyer under Article VII hereof from any Losses arising from the failure to provide or obtain the Required Notices and Consents prior to Closing.

1.2. Purchase Price Payment.

(a) Purchase Price. The aggregate purchase price for the Acquired Assets (the “Aggregate Purchase Price”) shall consist of: (i) Forty-Seven Million Seven Hundred Fifty Thousand Dollars ($47,750,000) in cash (“Cash Consideration”) plus (ii) a convertible subordinated note to be issued by the Parent, in the form attached hereto as Exhibit A, in the principal amount of Five Million Dollars ($5,000,000) (the “Convertible Note).

(b) Payments. At the Closing, Buyer shall pay Groundmasters the Cash Consideration by wire transfer of immediately available funds to the account that has been designated by Groundmasters and Parent shall issue to Groundmasters the Convertible Note.

ARTICLE II

CLOSING

2.1. Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Graydon Head & Ritchey LLP in Cincinnati, Ohio concurrently with the execution of this Agreement (such time and date being referred to herein as the “Closing Date”). For financial accounting and tax purposes, to the extent permitted by law, the Closing shall be deemed to have become effective as of the close of business on the Closing Date.

2.2. Closing Deliveries.

(a) Deliveries by Buyer to the Company. At the Closing, Buyer shall deliver or cause to be delivered the following to the Company or Landlord:

(i) the Cash Consideration in accordance with Section 1.2(b) subject to the terms and conditions hereof;

(ii) the Convertible Note, duly executed by Parent and Brickman Group Holdings, Inc.;

(iii) the Real Property Leases, duly executed by Buyer;

(iv) the Agreement and the Ancillary Agreements (as hereinafter defined) to which Buyer or Parent are a party, duly executed by Buyer or Parent, as the case may be; and

(v) such other agreements, certificates and documents as may be reasonably requested by the Company.

(b) Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered the following to Buyer:

(i) confidentiality and restrictive covenant agreements duly executed by senior executives of the Company identified on Exhibit B in the form of Exhibit B attached hereto;

(ii) the Real Property Leases, duly executed by Landlord;

(iii) the Assignment of Copyright attached hereto as Exhibit E, duly executed by Groundmasters;

(iv) the Assignment of Trademark attached hereto as Exhibit F, duly executed by Groundmasters;

(v) the Assignment and Assumption Agreements attached as Exhibits G, H and I, duly executed by Groundmasters or the Landlord, as applicable;

(vi) any other title transfer document, as may reasonably be requested by Buyer;

(vii) the Agreement and the Ancillary Agreements to which the Company is a party, duly executed by the Company, as the case may be;

(viii) a legal opinion of the Company’s counsel addressed to Buyer in customary form and reasonably acceptable to Buyer;

(ix) such lien releases or other written evidence reasonably satisfactory to Buyer, evidencing the release of all Encumbrances on the Acquired Assets that are not Permitted Encumbrances;

(x) a certificate prepared in accordance with Treasury regulations section 1.1445-2 and dated as of the Closing Date certifying that Groundmasters is not a foreign person;

(xi) a certificate prepared in accordance with Treasury regulations section 1.1445-2 and dated as of the Closing Date certifying that the GM Subsidiary is a disregarded entity and that its sole member (the Company) is not a foreign person; and

(xii) such other agreements, certificates and documents as may be reasonably requested by Buyer.

2.3. Deliveries by the Principal. At the Closing, the Principal shall deliver or cause to be delivered to Buyer the Agreement and the Ancillary Agreements to which the Principal or any affiliate controlled by the Principal is a party, duly executed by the Principal or such affiliate (including the Real Property Leases, the Lebanon Documents and the Assignment and Assumption Agreement attached as Exhibit H).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE

COMPANY

The Company represents and warrants to Buyer as follows:

3.1. Organization. Groundmasters is a corporation, the GM Subsidiary is a limited liability company and each are duly organized, validly existing, and in good standing under the laws of the State of Ohio. The Company has all requisite corporate or limited liability company power and authority to carry on its business as it now is being conducted and to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions listed on Schedule 3.1 of the Disclosure Schedules delivered by the Company to Buyer in connection herewith (the “Disclosure Schedules”), which are the only jurisdictions where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. True and complete copies of the articles of incorporation, certificate of formation, bylaws, limited liability company operating agreement or other similar organizational documents of the Company, all as amended to date, have been previously delivered to Buyer.

3.2. Authority. The execution, delivery and performance by the Company, and its affiliates of this Agreement and the Ancillary Agreements to which the Company or such affiliates is a party and the consummation by the Company and such affiliates of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company action on the part of the Company and such affiliates, as applicable. This Agreement has been, and each Ancillary Agreement to which the Company or its affiliates is a party will be, duly and validly executed and delivered by the Company and such affiliates, to the extent a party thereto, and constitutes, and will constitute, the valid and binding obligation of the Company and such affiliates, as applicable, enforceable against the Company and such affiliates, as applicable, in accordance with its respective terms.

3.3. No Conflict. The execution, delivery and performance by the Company and its affiliates of this Agreement and the Ancillary Agreements to which the Company or its affiliates is a party, and the consummation by the Company and such affiliates of the transactions contemplated hereby does not and will not, with or without the giving of notice or the lapse of time, or both, (w) violate, in any material respect, any provision of law, rule, or regulation to which the Company or such affiliates is subject, (x) violate any order, judgment, or decree applicable to the Company or such affiliates, (y) violate any provision of the articles of incorporation, certificate of formation, bylaws, limited liability company operating agreement or other corporate governance documents of the Company or such affiliates, if applicable, or (z) except as disclosed on Schedule 3.3 of the Disclosure Schedules, violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance other than Permitted Encumbrances, of any nature whatsoever upon the Acquired Assets or give to others any interests or rights therein under any indenture, deed of trust, mortgage, loan or credit agreement, lease, or other material license, permit, contract, agreement, instrument or commitment to which the Company or such affiliates is a party or by which the Company or such affiliates may be bound or affected.

3.4. Capitalization. The authorized and outstanding capital stock of the Company and the record owners thereof is set forth on Schedule 3.4 of the Disclosure Schedules. Except as disclosed on Schedule 3.4, there are outstanding no securities convertible into, exchangeable for or carrying the right to acquire equity securities of the Company, or subscriptions, warrants, options, phantom stock interests, rights (including preemptive rights or stock appreciation rights), or other arrangements or commitments obligating the Company to issue or dispose of any of its equity securities or any ownership interest therein. Groundmasters is the sole member of the GM Subsidiary.

3.5. Subsidiaries. Groundmasters does not (i) directly or indirectly own any stock of, equity interest in, or other investment in any other corporation, joint venture, partnership, trust or other person or (ii) have any subsidiaries or any predecessors in interest by merger, liquidation, reorganization, acquisition or similar transaction, except for the GM Subsidiary.

3.6. Financial Statements; Undisclosed Liabilities. The books of account and related records of the Company fairly reflect in all material respects the Company’s assets, liabilities and transactions in accordance with GAAP. The (x) balance sheets of the Company as of December 31, 2005, 2004 and 2003 and the related statements of income and retained earnings and cash flows for the years ended December 31, 2005, 2004 and 2003, each of which have been reviewed by Munninghoff, Lange & Co., and (y) the balance sheet of the Company as of September 30, 2006, and the related statements of income and retained earnings and cash flows for the nine-month period ended September 30, 2006 (the “Interim Financial Statements”), have been previously delivered to Buyer and (i) are true and correct in all material respects, (ii) were prepared in accordance with GAAP (except as specifically otherwise noted therein or, in the case of the Interim Financial Statements, except for the absence of footnotes), and (iii) present fairly the financial position, results of operations and cash flows of the Company as of such dates and for the periods then ended in accordance with GAAP. The unaudited balance sheet of the Company as at September 30, 2006 (the “Balance Sheet Date”) is attached hereto as Schedule 3.6.1 (the “Balance Sheet”). The Company does not have any material liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, except (a) to the extent reflected as a liability on the Balance Sheet, (b) liabilities incurred in the ordinary course of business consistent with past practice after the Balance Sheet Date and (c) liabilities disclosed on Schedule 3.6.2 attached hereto.

3.7. Absence of Certain Changes or Events. Except as set forth on Schedule 3.7 of the Disclosure Schedules, since the Balance Sheet Date, the Company has conducted its business only in the ordinary course consistent with past practice and, to the Company’s knowledge, there has not been a Material Adverse Effect. Without limiting the foregoing, except as set forth on Schedule 3.7 or as reflected in the Balance Sheet, since the Balance Sheet Date, the Company has not (a) purchased or redeemed any shares of its stock, or granted or issued any option, warrant or other right to purchase or acquire any such shares, (b) incurred or discharged any liabilities or obligations (whether absolute, accrued, contingent or otherwise), except liabilities and obligations incurred or discharged in the ordinary course of business consistent with past practice, (c) encumbered any of its properties or assets, tangible or intangible, except for Encumbrances incurred in the ordinary course of business consistent with past practice, (d) granted any increase in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses consistent with past practice) or loan to, any officer, director or employee of the Company (other than normal increases for employees averaging not in excess of five percent (5%) per annum made in the ordinary course of business and consistent with past practice), or any increase in, or any addition to, other benefits (including any bonus, profit-sharing, pension or other plan) to which any of the officers, directors and employees may be entitled, or any payments to any pension, retirement, profit-sharing, bonus or similar plan except payments in the ordinary course of business and consistent with past practice made pursuant to the Benefit Plans, or any other payment of any kind to or on behalf of any officer or employee other than payment of base compensation, normal and customary bonuses and reimbursement for reasonable expenses in the ordinary course of business consistent with past practice, (e) suffered any change or, to the Company’s knowledge, received any threat of any change in any of its relations with, or any loss or, to the Company’s knowledge, threat of loss of, any of the suppliers, clients, distributors, customers or employees that are material to the Company’s business, including any loss or change which may result from the transactions contemplated by this Agreement, (f) disposed of or has failed to keep in effect any rights in, to or for the use of any franchise, license, permit or certificate material to the Company’s business, (g) changed any method of keeping of their respective books of account or accounting practices, (h) disposed of or failed to keep in effect any rights in, to or for the use of any of the Intellectual Property (as hereinafter defined) material to the Company’s business, (i) sold, transferred or otherwise disposed of any assets, properties or rights of the Company’s business, except inventory sold in the ordinary course of business consistent with past practice, (j) entered into any transaction, agreement or event outside the ordinary course of the conduct of the Company’s business or with any officer, director, stockholder, or other affiliate of the Company or any “associates” (as defined in the rules and regulations of the Securities and Exchange Commission) of any of the forgoing, (k) made nor authorized any single capital expenditure in excess of $25,000, or capital expenditures in excess of $100,000 in the aggregate, (l) changed or modified in any manner its existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable, respectively, including acceleration of collections of receivables, failure to make or delay in making collections of receivables (whether or not past due), acceleration of payment of payables or failure to pay or delay in payment of payables, (m) incurred any material damage, destruction, theft, loss or business interruption, (n) made any declaration, payment or setting aside for payment of any dividend or other distribution (whether in cash, stock or property) with respect to any securities of the Company, (o) made (except as consistent with past practice) or revoked any Tax election or settled or compromised any material Tax liability with any Taxing Authority, or (p) waived or released any material right or claim of the Company or incurred any modifications, amendments or terminations of any Contracts which are in the aggregate materially adverse to the Company or its business.

3.8. Title; Condition and Sufficiency of Acquired Assets.

(a) The Company has good title to all of the Acquired Assets (including those reflected on the Balance Sheet, but excluding any such assets and properties sold, consumed, or otherwise disposed of in the ordinary course of business since the Balance Sheet Date) free and clear of all Encumbrances, except for (i) as set forth on Schedule 3.8.1 of the Disclosure Schedules, (ii) liens for Taxes not yet due and payable to the extent such Taxes are timely discharged by the Company and (iii), in the case of real estate, minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of the affected properties, or materially impairs the use of the affected properties in the manner such properties currently are being used or materially impairs the operations of the Company (Encumbrances marked with an asterisk (*) on Schedule 3.8.1 and Encumbrances of the type described in sub-clauses (ii) and (iii) of this Section 3.8(a) being the “Permitted Encumbrances”). At the Closing, the Company will convey the Acquired Assets to Buyer free and clear of any and all Encumbrances other than Permitted Encumbrances.

(b) Except as set forth on Schedule 3.8.2 of the Disclosure Schedules, the Acquired Assets are in good operating condition and repair (except for ordinary wear and tear and routine maintenance in the ordinary course of business), are adequate for the purposes for which they are presently used in the conduct of the Company’s business and are usable in a manner consistent with their current use. Except as set forth on Schedule 3.8.2 of the Disclosure Schedules, the Acquired Assets constitute all of the assets, properties and rights necessary for the operation of the Company’s business in the same manner in all material respects as the Company’s business is currently conducted.

3.9. Real Property. The Company does not own any real property.

3.10. Leases; Leased Real Property.

(a) Schedule 3.10 sets forth a true, correct and complete list of all written or oral leases and subleases (the “Leases”) of real property to which the Company is a party (collectively, the “Leased Real Property”). The Company does not operate its business at any location other than those listed as Leased Real Properties on Schedule 3.10. True, correct and complete copies of all Leases and all amendments, modifications and supplemental agreements thereto have previously been delivered by the Company to Buyer. The Leases are in full force and effect and are binding and enforceable against the Company and, to the knowledge of the Company, each of the other parties thereto, in accordance with their respective terms and, except as set forth on Schedule 3.10, have not been modified or amended since the date of delivery to Buyer. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder and that such default remains uncured. Except as set forth on Schedule 3.10, and, only with respect to any third party, to the Company’s knowledge, there has not occurred any event which would constitute a breach of or default in the performance of any covenant, agreement or condition contained in any Lease, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or default, except for breaches or defaults that are not material. There is no current or pending event or circumstance that would permit the termination of any of the Leases or the increase of any obligations, liabilities or restrictions of the Company under the Leases, except for any rental increase as set forth in the terms of any such Lease. Except as set forth on Schedule 3.10, no construction, alteration or other leasehold improvement work with respect to any of the Leases remains to be paid for or to be performed by the Company. The Company does not have any obligations to provide deposits, letters of credit or other credit enhancements to retain its rights under the Leases or otherwise operate its business at the Leased Real Properties except as set forth in Schedule 3.10.

(b) The Company presently enjoys peaceful and undisturbed possession of its Leased Real Property sufficient for current use and operations. Neither the Company nor Landlord have received written notice of any material eminent domain, condemnation or other similar proceedings pending or threatened against the Company or Landlord with respect to, or otherwise affecting any portion of, the Leased Real Property. The current use of the Leased Real Property in the conduct of the Company’s business does not violate any Lease. Except as set forth on Schedule 3.10, and, only with respect to any third party, to the Company’s knowledge, there is no violation of any covenant, condition, restriction, easement or order of any governmental authority having jurisdiction over the Leased Real Property or the use or occupancy thereof, except for such violations as would not materially interfere with the continued use and operations of the property to which they relate or materially adversely affect the value thereof for its current use. Except as set forth on Schedule 3.10, the Leased Real Property is in compliance in all material respects with all applicable building, zoning, subdivision, health and safety and other land use and similar applicable laws, rules and regulations, permits, licenses and certificates of occupancy affecting the Leased Real Property, and neither the Company nor the Principal or Landlord have received any notice of any violation or claimed violation by any of them of any such laws, rules and regulations with respect to the Leased Real Property which have not been resolved or for which any obligation of the Company remains to be fulfilled, including but not limited to payments of monetary damages, fines or penalties, or completion of any remedial or corrective measures. Except as set forth on Schedule 3.10, the Leased Real Property is adequately served by proper utilities, sufficient parking and other building services necessary for its current use and for compliance with all applicable laws, rules, regulations, permits, licenses and certificates of occupancy.

(c) The Principal holds all legal, equitable and beneficial interests in the Landlord.

3.11. Working Capital Assets.

(a) All of the Company’s accounts and notes receivable represent amounts receivable for products actually delivered or services actually provided (or, in the case of non-trade accounts or notes represent amounts receivable in respect of other bona-fide business transactions), have arisen in the ordinary course of business and have been or will be billed and are generally due within 30 days after such billing. All such accounts and notes receivable included in the Acquired Assets (the “Acquired Receivables”) are and will be fully collectible within not more than 90 days following the Closing Date, except to the extent of a reserve in an amount not in excess of the reserve for doubtful accounts reflected on the Balance Sheet.

(b) Except as set forth on Schedule 3.11.1, since the Balance Sheet Date, there have not been any write-offs as uncollectible of the Company’s accounts receivable, except for write-offs in the ordinary course of business consistent with past practice and not in excess of $10,000 in the aggregate. Schedule 3.11.2 of the Disclosure Schedules sets forth (a) the total amount of accounts receivable of the Company outstanding as of the Balance Sheet Date and (b) the agings of such accounts receivable based on the following schedule: 0-30 days, 31-60 days, 61-90 days, and over 90 days, from the date of invoice.

(c) Except as disclosed on Schedule 3.11.3, (i) all of the inventories of the Company, including that reflected in the Balance Sheet, are valued at the lower of cost or market, the cost thereof being determined on a first-in, first-out basis, except as disclosed in the Balance Sheet; (ii) all of the inventories of the Company reflected in the Balance Sheet and all inventories acquired since the Balance Sheet Date consist of items that are marketable and fit for their particular use, are not defective and are of a quality and quantity usable and saleable in the ordinary course of the Company’s business within a reasonable period of time and at normal profit margins, and all of the raw materials and work in process inventory of the Company reflected on the Balance Sheet and all such inventories acquired since the Balance Sheet Date can reasonably be expected to be consumed in the ordinary course of business within a reasonable period of time; and (iii) none of the inventory of the Company is obsolete or slow moving.

3.12. Patents, Trademarks, Etc.

(a) Schedule 3.12.1 of the Disclosure Schedules sets forth a list of all United States or foreign patents, trademark registrations, trade names, domain name registrations, copyright registrations, and all applications therefore, owned by the Company (the “Registered Rights”), specifying as to each such item, as applicable, the owner thereof and the jurisdiction in which the item is issued, registered or applied for, including any issuance, registration or application numbers, and the date of application, issuance or registration of the item. Except as set forth on Schedule 3.12.2 of the Disclosure Schedules, to the Company’s knowledge (a) the Company owns or possesses adequate rights to use all patents, trademarks, service marks, copyrights, know-how, trade secrets, product formulas, franchises, inventions, rights-to-use and other intellectual property rights (“Intellectual Property”) used or held for use by the Company, (b) the conduct of the Company’s business as now being conducted, and the use of the Company’s Intellectual Property, does not conflict with any Intellectual Property of others, (c) no person other than the Company owns or has any direct or indirect proprietary or financial interest in any of the Company’s owned Intellectual Property, (d) there is no contractual restriction affecting the use of the Company’s Intellectual Property, and the Company has not given any indemnification to any Person against infringement of the Intellectual Property of others, (e) except for patent applications and trademark applications, the Registered Rights are valid and in full force and effect and not subject to any proceeding challenging their extent or validity, (f) the Company is the applicant of record in all patent applications and applications for trademarks, and no opposition, extension of time to oppose, interference, rejection, or refusal to register has been received in connection with any such applications, (g) none of the trade secrets, confidential know-how or other confidential or proprietary information of the Company have been disclosed to any Person unless such disclosure was necessary and made pursuant to an appropriate confidentiality agreement, or was made pursuant to a subpoena or similar legal process and (h) the Company is not aware of any present infringement or misappropriation of any of the Intellectual Property owned by the Company and used in the Company’s business by any person, and the Company has not asserted or threatened any claim or objection against any person for any such infringement or misappropriation, nor is there any basis in fact for any such objection or claim.

(b) The computer software used in the Company’s business is adequate for the operation of the Company’s business. Except as set forth on Schedule 3.12.3, the Company has taken commercially reasonable steps to ensure that the computer software owned, licensed or used by them does not contain any viruses, “worms,” disabling or malicious code, or other anomalies that would materially impair the functionality of the computer software. The Company has taken commercially reasonable steps to provide for the backup, archival and recovery of the critical business data of the Company.

3.13. Contracts. Schedule 3.13.1 of the Disclosure Schedules contains a complete and accurate list of all outstanding Contracts (classified (a) through (m), as applicable, based on the definition of Contracts set forth in Section 9.5 hereof). Each such Contract is valid, binding and enforceable against the Company and the other parties thereto in accordance with its terms and is in full force and effect. Except as set forth in Schedule 3.13.2 of the Disclosure Schedules, the Company and, to the knowledge the Company, each of the other parties thereto, have performed in all material respects all obligations required to be performed by them under, and are not in material default under, any of such Contracts and no event has occurred which, with notice or lapse of time, or both, would constitute such a default. The Company has not received any written claim from any other party to any Contract that such Company has breached any obligations to be performed by it thereunder, or is otherwise in default or delinquent in performance thereunder.

3.14. Litigation. Except as set forth in Schedule 3.14 of the Disclosure Schedules, there is no material action, claim, suit, proceeding or investigation in any court or before any governmental agency or authority or arbitrator (“Litigation”) pending or, to the Company’s knowledge, threatened against the Company, any of its properties or assets or (to the extent the Company may have an obligation to provide indemnification or may otherwise become liable) any of its officers, directors or employees. Except as set forth in Schedule 3.14 of the Disclosure Schedules, the Company is not party to or bound by any material outstanding orders, rulings, judgments, settlements, arbitration awards or decrees (or agreement entered into or any administrative, judicial or arbitration award with any governmental authority) with respect to or affecting the Acquired Assets, personnel or business of the Company. The Company has provided Buyer with a list setting forth a general description of settlements occurring since January 1, 2004 regarding actual or threatened lawsuits (excluding worker’s compensation claims) binding on the Company.

3.15. Compliance with Laws; Permits. The Company has been and is in material compliance with all applicable federal, state, local, foreign or industry laws, rules and regulations currently in effect. To the Company’s knowledge, the Company complies with the Immigration Reform and Control Act of 1986 and the rules and regulations thereunder regarding its responsibility to verify the identity and employment eligibility of all employees at the time they are hired or leased, and the Company uses commercially reasonable efforts to have an employment eligibility verification process that is completed correctly by the employees responsible for that function. Set forth on Schedule 3.15.1 of the Disclosure Schedules are all governmental or other industry permits, registrations, certificates, certifications, exemptions, licenses, approvals and authorizations necessary for the conduct of the Company’s business as presently conducted, each of which the Company validly possesses and are in full force and effect, and each of which is and will be included in the Acquired Assets (unless such relates to an Excluded Asset) and are validly transferred to Buyer at the Closing so as to allow Buyer after the Closing Date to continue to operate without interruption the business operated by the Company immediately prior to the Closing, except for failures to so possess, be in effect or be so transferred to Buyer set forth on Schedule 3.15.1. Except as set forth in Schedule 3.15.2 of the Disclosure Schedules, no notice, citation, summons or order has been issued, no complaint has been filed and served, no penalty has been assessed and notice thereof given, and no investigation or review is pending or, to the knowledge of the Company, threatened with respect to the Company, by any governmental authority with respect to any alleged (a) violation by the Company of any law, ordinance, rule, regulation or order, or (b) failure by the Company to have any permit, registration, certificate, certification, exemption, license, approval or authorization required in connection with the conduct of or otherwise applicable to the Company’s business.

3.16. Environmental Matters. Except as specifically disclosed on Schedule 3.16.1 of the Disclosure Schedules:

(a) The Company has conducted and is now conducting its operations in compliance in all material respects with all Environmental Laws applicable thereto. The Company holds and has been and is in compliance in all material respects with all permits, certificates, licenses, approvals, registrations and authorizations required under Environmental Laws for the conduct of the Company’s business as previously and currently conducted (“Environmental Permits”), all such Environmental Permits are in full force and effect, and all such Environmental Permits are and will be, to the extent consistent with applicable law and the terms of such Environmental Permits, included in the Acquired Assets and validly transferred to Buyer at the Closing so as to allow Buyer to operate the Company’s business after the Closing Date as the Company is currently operating such business without interruption. Schedule 3.16.2 of the Disclosure Schedules lists all Environmental Permits.

(b) The Company has not in the past nor does it presently use, possess, generate, treat, manufacture, process, manage, handle, store, recycle, transport or dispose of (“Manages” or “Management,” as the context requires) Hazardous Substances in a manner which has caused, causes or threatens to cause a Release.

(c) The Company has not received any notice, citation, summons, order or complaint, no penalty has been assessed or is pending or, to the knowledge of the Company, threatened by any third party (including any governmental agency) with respect to (i) the Management, Release or threatened Release of Hazardous Substances by or on behalf of the Company (or to the Company’s knowledge, any of its predecessors) or in relation to its past or present operations or with respect to exposure to Hazardous Substances, (ii) non-compliance with Environmental Laws or (iii) failure to hold or comply with Environmental Permits. The Company has not received, and to the Company’s knowledge no one else has received, any request for information, notice of claims, demand or other notification that the Company (or to the Company’s knowledge, any of its predecessors) is or may be potentially responsible with respect to any investigation, cleanup, remedial action or other response action (“Remediation”) of or with respect to Hazardous Substances.

(d) None of the Leased Real Properties is listed or, to the knowledge of the Company, proposed for listing on any list maintained by any governmental agency of sites requiring Remediation, and no Hazardous Substances generated or Managed by or on behalf of the Company or, to the knowledge of the Company, has come to be located at any site identified on such list or otherwise requiring Remediation.

(e) To the Company’s knowledge, there are no underground storage tanks, above ground storage tanks, asbestos containing materials or PCB-containing equipment located at, on or under the Leased Real Property. Any underground storage tanks, above ground storage tanks or wastewater treatment systems which have been removed or closed by or on behalf of the Company have been removed or closed in compliance in all material respects with applicable Environmental Laws and require no further Remediation under Environmental Laws.

(f) The Company has not caused Hazardous Materials to have been released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape (“Released” or “Release,” as the context requires) or to be present in an uncontained state at, on, about, under or from the Leased Real Properties.

(g) All reports of any environmental inspections, investigations, studies, audits, tests, reviews or other analysis (in the Company’s possession or control) conducted in relation to the Company or the Leased Real Properties have been provided or made available to Buyer, and all such environmental audits and analyses are listed on Schedule 3.16.3 of the Disclosure Schedules.

(h) The Company has not retained or assumed, by contract, law or otherwise, any liability or responsibility for any environmental claims or conditions, including, but not limited to, in connection with a Release or Remediation of Hazardous Substances.

(i) Irrespective of any provision to the contrary contained in this Agreement, all of Company’s representations and warranties with respect to compliance with Environmental Laws, Environmental Permits, Hazardous Substances, any Releases thereof, or other matters pertaining or relating to environmental matters are contained solely in this Section 3.16.

3.17. Employee Benefit Matters.

(a) Schedule 3.17 of the Disclosure Schedules lists all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all other retirement, stock, stock option, insurance, welfare benefit, savings, deferred compensation, incentive compensation, paid time off, severance pay, salary continuation and other fringe benefit arrangements, plans, contracts, policies, or practices maintained, contributed to, or required to be contributed by the Company or any ERISA Affiliate (as hereinafter defined) or with respect to which the Company or any ERISA Affiliate may have any liability (the “Benefit Plans”). For purposes of this Section 3.17, the term “ERISA Affiliate” means any person, entity, trade or business (whether or not incorporated) that is treated as a single employer with the Company under Section 414 of the Code.

(b) As applicable, with respect to each of the Benefit Plans, true and complete copies of (i) all plan documents (including all amendments and modifications thereof) and in the case of an unwritten Benefit Plan, a written description thereof, and in either case all related agreements including the trust agreement and amendments thereto, insurance contracts, and investment management agreements; (ii) the last three filed Form 5500 series and all schedules thereto, as applicable; (iii) the current summary plan descriptions and all material modifications thereto; (iv) the three most recent trustee reports; and (v) copies of any private letter rulings, requests and applications for determination and determination letters issued with respect to the Benefit Plans, and filings or applications under the Employee Plans Compliance Resolution System (as set forth in Rev. Proc. 2006-27, and any successor thereto) or the Voluntary Fiduciary Correction or Delinquent Filer Voluntary Compliance programs with respect to the Benefit Plans, in each case made or issued within the past five years, have been delivered to Buyer.

(c) The Company and each ERISA Affiliate are in compliance in all material respects with the provisions of ERISA and the Code applicable to the Benefit Plans (including, without limitation, with respect to each Benefit Plan that is a group health plan within the meaning of section 5000(b)(1) of the Code, the notice and continuation coverage requirements of section 4980B of the Code and the regulations thereunder and the applicable provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations issued thereunder). Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA and the Code.

(d) No Benefit Plan is (or at any time has been) subject to Title IV of ERISA and no Benefit Plan is (or at any time has been) a “multiemployer plan” as defined in Section 3(37) of ERISA, and neither the Company nor any ERISA Affiliate has incurred any withdrawal liability with respect to any multiemployer plan.

(e) All Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each a “Pension Plan”) have received a determination letter from the IRS or can rely on an opinion letter regarding its tax-qualified status, and have at all times met and currently meet the qualification requirements of Section 401(a) of the Code, and each related trust has been and currently is exempt from taxation under Section 501(a) of the Code.

(f) There are no pending audits or investigations by any governmental agency involving the Benefit Plans, and no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan, any fiduciary thereof or service provider thereto, nor to the knowledge of the Company is there any reasonable basis for any such claim, suit or proceeding.

(g) Any insurance premium under any insurance policy related to a Benefit Plan for any period up to and including the Closing Date has been paid, or accrued and booked on or before the Closing Date, and, with respect to any such insurance policy or premium payment obligation, neither the Company nor any ERISA Affiliate is subject to a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability.

(h) Neither the Benefit Plans, any trusts created thereunder, the Company, any ERISA Affiliate, nor any employee of the foregoing, nor, to the best of the Company’s knowledge, any trustee, administrator or other fiduciary thereof, has engaged in a “prohibited transaction” (as such term is defined in section 4975 of the Code or section 406 of ERISA) or any other activity that could subject any thereof to any tax or penalty (including without limitation, the taxes or penalties on prohibited transactions imposed by Code section 4975) or any sanctions imposed under Title I of ERISA.

(i) No Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law or (ii) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code. Neither the Company nor any ERISA Affiliate has made a written or oral representation to any current or former employee promising or guaranteeing any employer paid continuation of medical, dental, life or disability coverage for any period of time beyond retirement or termination of employment.

(j) No payment which is or may be made by, from or with respect to any Benefit Plan, to any employee, former employee, director or agent of the Company or any ERISA Affiliate, either alone or in conjunction with any other payment, event or occurrence, will or could properly be characterized as an “excess parachute payment” under section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).

(k) To the extent that any Benefit Plan constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, such Benefit Plan has been operated in good faith compliance with Section 409A of the Code.

(l) No awards (and no agreement or promise by the Company to make awards) under any Benefit Plan that provides for the granting of equity, equity-based rights, equity derivatives or options to purchase equity (“Equity Plans”) have been backdated awards or awards granted with an effective grant date that is other than the date on which the committee or other administrator of such Equity Plans having authority thereunder to make such awards, (a) has taken all necessary corporate action to complete such awards (unless such committee or other administrator has specified a future grant date on the date it so acts and such action has been (or will be) completed prior to such future grant date), and (b) has timely communicated all of the terms of the awards to the recipients in accordance with the Company’s customary human resource practices and applicable accounting standards. In addition, no awards made under the Equity Plans have been (or will be) altered in manner that would result in or have the effect of failing to comply with the foregoing sentence.

(m) The Company and each ERISA Affiliate have properly classified for all purposes (including, without limitation, eligibility to participate in any Benefit Plan and federal tax withholding) all individuals providing services to the Company or such ERISA Affiliate as an employee, leased employee, consultant or independent contractor.

3.18. Taxes.

(a) Except as set forth in Schedule 3.18.1 of the Disclosure Schedules, (i) the Company has timely filed or caused to be filed with the appropriate federal, state, local, and foreign governmental entity or other authority (individually or collectively, “Taxing Authority”) all Tax Returns (as defined in Section 3.18(b) hereof) required to be filed with respect to the Company and has timely paid or remitted in full or caused to be paid or remitted in full all Taxes (as defined in Section 3.18(b) hereof) required to be paid with respect to the Company; (ii) all Tax Returns are true, correct and complete in all material respects; and (iii) there are no liens for Taxes upon the Company or its assets, except liens for current Taxes not yet due and payable. Except as set forth on Schedule 3.18.2 of the Disclosure Schedules, the Company has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Taxes.

(b) As used in this Agreement: (i) “Tax” means any of the Taxes, where “Taxes” means all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings, or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, or windfall profit taxes, unpaid property taxes, service taxes or fees, environment, alternative, or add-on minimum taxes, custom duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority on or with respect to the Company or its properties or assets, and (ii) “Tax Return” means any return, report, information return or other document (including any related or supporting information or any amended return) filed or required to be filed with any Taxing Authority or other authority in connection with the determination, assessment, or collection of any Tax paid or payable by or with respect to the Company or its properties or assets or the administration of any laws, regulations, or administrative requirements relating to any such Tax.

(c) Except as set forth on Schedule 3.18.3 of the Disclosure Schedules, there is no action, suit, proceeding, investigation, audit, claim, assessment or judgment now pending against the Company, or the Principal with respect to the Principal’s ownership of the Company, in respect of any Tax, and no notification of an intention to examine, request for information related to Tax matters or notice of deficiency or proposed adjustment for any amount of Tax (other than in the normal cycle for the reassessments of real property taxes) has been received by the Company or the Principal with respect to the Principal’s ownership of the Company from any Taxing Authority. No Taxing Authority with which the Company does not file Tax Returns has claimed that the Company is or may be subject to taxation by that Taxing Authority.

(d) Groundmasters and its stockholders properly elected that Groundmasters be taxed as an S corporation within the meaning of Section 1361(a)(1) of the Code (an “S Corporation”) for federal income tax purposes and under analogous provisions of the income tax laws of each state in which it does business (collectively, the “S Elections”) effective since January 1, 1997; Groundmasters has not revoked any of its S Elections; and Groundmasters has properly qualified as an S Corporation for federal and all applicable state tax purposes at all times thereafter. The GM Subsidiary has never elected to be treated as an association taxable as a corporation for Tax purposes, or taken any other action that could cause it to be taxed as a corporation.

(e) None of the Acquired Assets is an interest in an entity treated as a corporation or partnership for Tax purposes.

3.19. Consents. Except as set forth on Schedule 3.19 of the Disclosure Schedules, no consent, approval, or authorization of, or exemption by, or filing with, any governmental authority or third party is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Principal or the Company of this Agreement, or any Ancillary Agreement to which the Principal or the Company is a party or the taking by the Company of any other action contemplated hereby or thereby or the continuation by Buyer after the Closing of the business of the Company conducted prior to the Closing.

3.20. Employee Relations.

(a) The Company is not: (i) a party to or otherwise bound by any collective bargaining or other type of union agreement, (ii) a party to, involved in or, to the knowledge of the Company, threatened by, any material labor dispute or material unfair labor practice charge, or (iii) currently negotiating any collective bargaining agreement, and the Company has not experienced any work stoppage during the last three (3) years.

(b) The Company has been and is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, unemployment insurance, worker’s compensation, equal employment opportunity, employment discrimination and immigration control. Except as disclosed on Schedule 3.20 of the Disclosure Schedules and except for any non-compliance or practices arising in the ordinary course which are immaterial, to the Company’s knowledge, there are no outstanding claims against the Company (whether under regulation, contract, policy or otherwise), asserted by or on behalf of any present or former employee or job applicant of the Company on account of or for (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for a period other than the current payroll period, (iii) any amount of vacation pay or pay in lieu of vacation time off, other than vacation time off or pay in lieu thereof earned in or in respect of the current fiscal year, (iv) any amount of severance pay or similar benefits, (v) unemployment insurance benefits, (vi) workers’ compensation or disability benefits, (vii) any violation of any statute, ordinance, order, rule or regulation relating to employment terminations or layoffs, (viii) any violation of any statute, ordinance, order, rule or regulation relating to employee “whistleblower” or “right-to-know” rights and protections, (ix) any violation of any statute, ordinance, order, rule or regulations relating to the employment obligations of federal contractors or subcontractors or (x) any violation of any regulation relating to minimum wages or maximum hours of work, and the Company has no knowledge of any such claims which have not been asserted. To the Company’s knowledge, no person (including any governmental body) has asserted or threatened any claims against the Company under or arising out of any regulation relating to discrimination or occupational safety in employment or employment practices.

3.21. Transactions with Related Parties. Except as described in Schedule 3.21 of the Disclosure Schedules, since January 1, 2003, no stockholder, officer or director of the Company, nor any person under the control of an affiliate or associate of any such person, has or has had:

(a) any contractual or other claims, express or implied, of any kind whatsoever against the Company;

(b) any interest in any property or assets used by the Company;

(c) any direct or indirect ownership or other interest in any competitor of the Company; or

(d) engaged in any other transaction with the Company (other than employment relationships at the salaries disclosed in the Disclosure Schedules and cash dividends and distributions in respect of shares of capital stock of the Company to the Principal).

No stockholder or person under the control of the Principal, or other affiliate of the Principal, has outstanding any loan, guarantee or other obligation of borrowed money made to or from the Company.

3.22. Insurance.

(a) The Company maintains, with financially sound and reputable insurers, insurance with respect to its properties and business against loss or damages of the kinds customarily insured against by companies of established reputation engaged in the same or similar businesses as the Company (including potential losses or damages resulting from the use of the Company’s products in the transportation of Hazardous Substances), in such amounts that are commercially reasonable and customarily carried under similar circumstances by such other companies.

(b) Schedule 3.22.1 of the Disclosure Schedules contains a complete and correct list of all policies and contracts for insurance (including coverage amounts and expiration dates) of which the Company is the owner, insured or beneficiary, or covering its respective properties or assets. All such policies are outstanding and in full force and effect. There is no default with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. Except as set forth on Schedule 3.22.2 of the Disclosure Schedules: (a) all of such coverages are provided on an “occurrence” (as opposed to “claims made”) basis; (b) there are no outstanding claims under such policies; (c) there are no premiums or claims due under such policies which remain unpaid; (d) in the past three years, no notice of cancellation or non-renewal with respect to, or disallowance (other than reservation of rights by the insurer) of any material claim under, any such policy has been received; and (e) the Company has not been refused any insurance, nor have any of its coverages been limited by any insurance carrier to which it has applied for insurance or with which has carried insurance during the last three years.

3.23. Brokers. Except as set forth on Schedule 3.23, the Company has not retained any broker, finder or investment banking firm to act on their behalf in connection with the transactions contemplated by this Agreement or the Ancillary Agreements and, to the knowledge of the Company, no other person is entitled to receive any brokerage commission, finder’s fee or other similar compensation in connection with the transactions contemplated by this Agreement.

3.24. Compensation Arrangements; Officers and Directors. Schedule 3.24 of the Disclosure Schedules sets forth (a) the names, titles and current annual salary and any bonus, if applicable, of all present directors, officers, employees, consultants and agents of the Company whose rate of annual compensation, including any promised, expected or customary bonus, equals or exceeds $100,000, together with a statement of the full amount of all remuneration paid by the Company to each such person and to any director of the Company, during the twelve (12)-month period ending December 31, 2005 and (b) the names and titles of all directors and officers of the Company and of each trustee, fiduciary or plan administrators of each Benefit Plan of the Company.

3.25. Relationship with Significant Customers. The Company has not received any written or oral communication or notice from any Significant Customer stating that such Significant Customer, or, to the Company’s knowledge, knows of any reason why such Significant Customer (except in connection with the termination of outstanding jobs upon their completion in the ordinary course or the expiration of existing contracts in accordance with their terms) (a) has ceased, or will cease, to use the products or services of the Company, (b) has substantially reduced, or will substantially reduce, the use of such products or services at any time or (c) will otherwise materially and adversely modify its business relationship with the Company. “Significant Customer” means any customer, or group of affiliated customers with whom the Company has annual contract(s) for services in excess of, or to whom the Company has made sales in excess of, $25,000 since January 1, 2006.

3.26. Warranty. Except as disclosed on Schedule 3.26 of the Disclosure Schedules, there are no liabilities of the Company, fixed or contingent, asserted or, to the knowledge of the Company, unasserted, with respect to any claim for the breach of any express or implied product warranty or any other similar claim with respect to any services provided by the Company on or prior to the Closing Date, other than standard warranty obligations in the ordinary course of the conduct of the business of the Company, none of which involves a claim for money, property or services in excess of the amounts specifically reserved therefor on the Balance Sheet.

3.27. Close Corporation and Escrow Agreement. The Close Corporation and Escrow Agreement, dated January 1, 1993, by and among Groundmasters, the Principal, Gary Kuykendall (the “Former Stockholder”) and John J. Kropp, as escrow agent, has been terminated and all Obligations (as defined therein) have been satisfied so that, among other things, the Former Stockholder no longer has a right of first refusal pursuant to Section 6.13 therein.

3.28. Disclosure. No representation or warranty by the Company in this Agreement, and no Ancillary Agreement, exhibit, document, statement, certificate or schedule furnished or to be furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby or thereby, contains or will contain any untrue statement of a material fact or fails to state a fact necessary to make the statements made therein correct in all material respects.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent hereby represent and warrant to the Company as follows:

4.1. Organization. Buyer is a limited liability company, Parent is a corporation and each are duly organized, validly existing, and in good standing under the laws of the State of Delaware, and each has all requisite corporate power and authority to carry on its respective business as such business is now being conducted, and to execute, deliver, and perform this Agreement and each Ancillary Agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby. True and complete copies of the articles of incorporation, bylaws or other similar organizational documents of Buyer and Parent, all as amended to date, have been previously delivered to the Company.

4.2. Authority. The execution, delivery, and performance by Buyer and Parent of this Agreement, and each Ancillary Agreement to which it is a party, and the consummation by Buyer and Parent of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer and Parent. This Agreement has been, and each Ancillary Agreement to which Buyer or Parent is a party will be, duly and validly executed and delivered by it and constitutes, or will constitute, the valid and binding obligation of Buyer and/or Parent, as the case may be, enforceable against such party in accordance with its terms.

4.3. No Conflict. The execution, delivery, and performance by Buyer and Parent of this Agreement and each Ancillary Agreement to which it is a party, and the consummation by Buyer and Parent of the transactions contemplated hereby and thereby, does not and will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, rule, or regulation to which Buyer or Parent is subject, (ii) violate any order, judgment, or decree applicable to Buyer or Parent, (iii) violate any provision of the articles of incorporation, bylaws or other corporate governance documents of Buyer or Parent or (iv) violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property or give to others any interests or rights therein under any indenture, deed of trust, mortgage, loan or credit agreement, license, permit, contract, lease, or other agreement, instrument or commitment to which Buyer or Parent is a party or by which it may be bound or affected; except, in each case, for violations, breaches, defaults, required consents, terminations, accelerations, Encumbrances or rights that in the aggregate would not materially hinder or impair the ability of Buyer or Parent to perform its obligations hereunder or the consummation of the transactions contemplated hereby.

4.4. Consents. Except as set forth on Schedule 4.4 hereof, no consent, approval, or authorization of, or exemption by, or filing with, any governmental authority is required to be obtained or made by Buyer or Parent in connection with the execution, delivery and performance by Buyer or Parent of this Agreement or any Ancillary Agreement to which Buyer or Parent is a party or the taking by Buyer or Parent of any other action contemplated hereby or thereby.

4.5. Brokers. Neither Buyer nor Parent has retained any broker, finder or investment banking firm to act on its or their behalf in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

5.1. Name Change. Immediately after Closing, the Principal will cause Groundmasters to change its legal name to “Midwest Grounds Resource, Inc. and the GM Subsidiary to change its legal name to a name that is not confusingly similar to “Groundmasters, LLC” or any derivation thereof.

5.2. Confidentiality. The Company shall, and shall cause its affiliates and representatives to, keep confidential and not disclose to any other person or entity (other than Buyer) or use for his or its own benefit or the benefit of any other person or entity any confidential proprietary information, technology, know-how, trade secrets (including all results of research and development), product formulas, industrial designs, franchises, inventions or other intellectual property regarding Buyer or the Acquired Assets or the business and operations of the Company prior to Closing (“Confidential Information”) in its possession or control. The obligations of the Company under this Section 5.2 shall not apply to Confidential Information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section; or (ii) is required to be disclosed by law, order or regulation of a court or tribunal or governmental authority; provided, however, that, in any such case, the Company shall notify Buyer as early as reasonably practicable prior to disclosure, unless prohibited by law, rule or regulation of a court, tribunal or governmental authority, to allow Buyer to take appropriate measures to preserve the confidentiality of such Confidential Information.

5.3. Non-Compete.

(a) During the period beginning on the Closing Date and ending on the later of (i) the fifth (5th) anniversary of the Closing Date and (ii) two years following the date of termination of any employment of the Principal with Buyer or Parent (the “Non-Compete Period”), the Company and the Principal covenant and agree not to, and shall cause their affiliates not to, directly or indirectly and anywhere in the Non-Compete Territory, conduct, manage, operate, engage in, have an ownership interest in any business or enterprise engaged in

(i) providing and/or selling (v) landscape maintenance services (including enhancements and work orders for such services), (w) landscape design and build services (e.g. construction), (x) snow and ice removal services (including sanding and salting), (y) irrigation installation and maintenance services and (z) chemical application services for lawn and plant care, (ii) any business that uses any trademark, tradenames or slogans similar to the “Groundmasters” trademarks, tradenames or slogans, or (iii) any activities that are otherwise competitive with the business of the Company or Buyer as conducted as of the Closing Date or as of any termination of the Principal’s employment with Buyer (collectively, the “Business”). The term “Non-Compete Territory” as used herein means the states of Ohio, Kentucky and Indiana and any other state in which the Principal has accepted management responsibility after the Closing.

(b) During the Non-Compete Period, the Company and the Principal shall not, and shall cause their affiliates not to, directly or indirectly, call on, solicit or induce, or attempt to solicit or induce, any past, present or prospective customer of Buyer or the Company for the provision of products or services related to the Business or in any other manner that would otherwise interfere with business relationship between Buyer and its customers.

(c) During the Non-Compete Period, the Company and the Principal shall not, and shall cause their affiliates not to, directly or indirectly, call-on, solicit or induce, or attempt to solicit or induce, any employee or staff of Buyer to leave the employ of Buyer for any reason whatsoever, nor shall the Principal or the Company offer or provide employment (whether such employment is for the Principal or the Company or any other business or enterprise), either on a full-time basis or part-time or consulting basis, to any person who then currently is, or who within six months immediately prior thereto was, an employee of or staffed with Buyer or the Company.

(d) The Company and the Principal acknowledge and agree that the provisions of this Section 5.3 are reasonable and necessary to protect the legitimate business interests of Buyer and its investment in the Acquired Assets. Neither the Company nor the Principal shall contest that Buyer’s remedies at law for any breach or threat of breach by the Company or the Principal or any of their affiliates of the provisions of this Section 5.3 will be inadequate, and that Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 5.3 and to enforce specifically such terms and provisions, in addition to any other remedy to which Buyer may be entitled at law or equity.

(e) If any of the provisions contained in this Section 5.3 shall for any reason be held to be excessively broad as to duration, scope, activity or subject, then such provision shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

5.4. Further Assurances.

(a) From time to time after the Closing, Buyer shall, at the request of the Company, execute and deliver any further instruments or documents and take all such further action as the Company may reasonably request in order to evidence the consummation of the transactions contemplated hereby. From time to time after the Closing, the Company shall, at the request of Buyer, execute and deliver any further instruments or documents and take all such further action as Buyer may reasonably request in order to evidence the consummation of the transactions contemplated hereby.

(b) After the Closing, the Company shall promptly transfer or deliver to Buyer cash, checks (which shall be properly endorsed) or other property that the Company may receive in respect of any deposit, prepaid expense, receivable or other item that constitutes part of the Acquired Assets or relates to the Assumed Liabilities. After the Closing, Buyer shall promptly transfer or deliver to the Company cash, checks (which shall be properly endorsed) or other property that Buyer may receive in respect of any item that is an Excluded Asset or relates to the Excluded Liabilities.

5.5. Employee Matters.

(a) Effective on or before the Closing Date, the Company shall cause the Employee Leasing Agreement to be terminated and Buyer shall enter into an employee leasing arrangement to cover the period between the Closing Date and December 31, 2006.

(b) Schedule 5.5(b)(i) contains a list of all individuals providing services to the Company as either common law employees or leased employees (including any individual absent due to short-term disability, family or medical leave, military leave or other approved absence) identified by name, title, geographic location and status (e.g., leased, disability, temporary, part-time, etc.) (the “Employees”). The parties acknowledge and agree that Buyer shall have the right (but not the obligation) to interview and to elect which of the Employees, if any, of the Company that it will hire. In that regard, consistent with applicable law, the Company shall provide Buyer access to its personnel records and personnel files, and shall provide such other information regarding the Company’s employees (consistent with applicable law) as Buyer may reasonably request. Buyer shall have the sole and exclusive right to establish the wage, any other compensation and all other terms and conditions of employment of any person hired by Buyer. All employees of Company who are offered and accept employment with Buyer shall be considered terminated employees of Company and, to the extent reflected on the Balance Sheet, shall be entitled to receive from Buyer credit for any accrued vacation days, sick days, personal days, paid time off or other such days.

(c) With respect to the insurance contracts and policies specifically identified on Schedule 5.5(c)(i) (the “Assumed Benefit Contracts”), Buyer and the Company shall take such actions as are necessary and reasonably requested by the other party to cause the Assumed Benefit Contracts to be assigned to and assumed by Buyer effective as of the Closing; provided, however, that Buyer shall not be assuming any Benefit Plan related to any Assumed Benefit Contract nor shall Buyer be assuming or be responsible for any liabilities, obligations, debts or claims arising with respect to or in connection with such Assumed Benefit Contracts to the extent such liabilities, obligations, debts or claims arose prior to Closing or with respect to any Employee or former Employee of the Company who does not become employed by Buyer pursuant to Section 5.5(b) (except to cause payment for any claim appropriately covered by an Assumed Benefit Contract). Notwithstanding anything herein to the contrary, Buyer acknowledges and agrees that Buyer, and not the Company, shall be responsible for making COBRA continuation coverage (as described in Section 601 of ERISA) available to all persons who are classified as M & A qualified beneficiaries (as such term is defined in Treasury

Regulation Section 54.4980B-9) as a result of the sale contemplated by this Agreement. For the avoidance of doubt, Buyer shall not assume the Groundmaster Retirement Savings Plan or the related trust thereunder (the “401(k) Plan”) or the Company’s Flexible Spending Account Plan (“FSA Plan”) or any of the FSA Plan participant’s accounts thereunder.

(d) Notwithstanding anything herein to the contrary, neither Buyer nor its affiliates shall be required to take any actions that would result in duplication of benefits with respect to any Employee. All Employees of the Company who are hired by Buyer and who are eligible to participate in the Company’s 401(k) Plan shall be eligible to become participants in a 401(k) plan maintained by the Buyer in accordance with its terms on or before January 2, 2007. Buyer shall take all action necessary to cause Buyer’s 401(k) plan to accept direct rollovers of the account balances (including the rollover of any promissory notes related to outstanding plan loans from the Company’s 401(k) Plan) distributed from Company’s 401(k) Plan to employees who become participants in the Buyer’s 401(k) plan. Prior service with the Company shall be recognized as service for eligibility and vesting purposes under Buyer’s 401(k) plan to the same extent such service is recognized under the Company’s 401(k) Plan. Effective immediately after the Closing, Buyer shall provide to all Employees of the Company who are hired by the Buyer substantially similar compensation and benefit arrangements, plans, practices, policies and programs as those provided by Buyer to similarly situated employees of Buyer. Each Employee of the Company that becomes a participant in any employee benefit plan, practice or policy of Buyer shall be given credit under such benefit plans, practices or policies, including without limitation any disability benefits, severance benefits and vacation benefits, for all service prior to Closing with the Company, for all purposes (including eligibility, vesting and determination of benefits) for which such service is either taken into account or recognized under comparable plans, practices and policies of Buyer. Except as specifically provided in this Section 5.5, nothing in this Agreement shall (i) prohibit any amendments to or terminations of any benefit plans, (ii) prohibit the amendment of any benefit plan that is required by law, (iii) prohibit the Buyer from altering the contribution required by any employee or former employee with respect to any benefit plan, or (iv) prohibit the termination or change in terms of employment of any Employee. Nothing herein, expressed or implied, shall confer upon any Employee or former Employee, any rights or remedies (including any right to employment or continued employment for any specified period) of any nature or kind whatsoever, under or by reason of this Agreement.

(e) Buyer shall be responsible for complying with the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or similar state or local legal requirement, if applicable. Any liability under the WARN Act, or any similar state or local legal requirement, that may result from an “Employment Loss,” as defined by 29 U.S.C. sect. 2101(a)(6), caused by Buyer’s decision not to hire previous employees of the Company shall be the responsibility of the Buyer. Buyer shall be responsible for any and all payments, if any, to employees required under the WARN Act or any similar state or local legal requirement.

(f) The Company agrees to, and the Principal shall cause the Company to, pay the bonus payments under the Groundmasters, Inc. Profit Sharing Plan, consistent with historical practice, in an amount no less than $500,000 relating to the fiscal year ending December 31, 2006 (regardless of any termination of employment pursuant to Section 5.5(b)) payable to the Company’s employees who are employees of the Company immediately prior to the Closing and otherwise eligible for bonus payments pursuant to the Groundmasters, Inc. Profit Sharing Plan as it exists immediately prior to the Closing.

5.6. Real Property Leases. At the Closing, (i) the Affiliate Leases shall be deemed terminated as of the Closing Date, (ii) Buyer shall, and the Principal shall cause Landlord to, enter into (a) five lease agreements, each between Buyer and Landlord, in the form attached hereto as Exhibit C (the “Real Property Leases”) and (b) lease and sublease agreements between Buyer and Landlord in the form attached hereto as Exhibit D (the “Lebanon Documents”) and (iii) the Principal shall cause Landlord to enter into such other agreements as are necessary or appropriate for Buyer to consummate the transactions contemplated by this Agreement and for Buyer to lease or sublease all the Leased Real Property which is the subject of the Affiliate Leases from Landlord, including any landlord waivers as may be required by Buyer’s financing sources.

5.7. Bulk Sales Laws. Buyer hereby waives compliance by the Company with the provisions of the “bulk sales” or similar laws of any state. The Company agrees to indemnify Buyer and hold it harmless from any and all loss, cost, damage and expense (including but not limited to, reasonable attorney’s fees) sustained by Buyer as a result of any failure of the Company to comply with any “bulk sales” or similar laws.

5.8. Insurance Policies. The Company has designated Buyer as an additional insured party under all of the Company’s insurance policies listed on Schedule 3.22.1 and those policies designated with an asterisk (*) on Schedule 3.17.

ARTICLE VI

TAX MATTERS

6.1. Allocation. Within sixty (60) days following the Closing Date, Buyer shall prepare and deliver to the Company a proposed allocation (“Allocation”) of the Aggregate Purchase Price among the Acquired Assets sold by the Company (and the non-competition agreement described in Section 5.3) in a manner that is consistent with the principles of Section 1060 of the Code. The Company and Buyer will use good faith efforts to mutually agree on the Allocation. If the Company and Buyer do not mutually agree on the Allocation within thirty days after Buyer delivers the proposed Allocation, the parties shall submit any disputes to American Appraisal Associates or a third party appraisal firm of national or regional repute as may be reasonably agreed by the parties, whose determination of the Allocation shall be binding on all parties hereto and any and all fees associated with such dispute resolution shall be split equally between the Company and Buyer. The Company and Buyer agree to report, pursuant to Section 1060 of the Code and the regulations promulgated thereunder or any other similar provision under state, local or foreign law, as and when required, the Allocation of the Aggregate Purchase Price among the Acquired Assets in a manner consistent with such Allocation in the preparation and filing of all Tax Returns (including IRS Form 8594).

6.2. Transfer Taxes. Sales taxes, transfer taxes, stamp taxes, conveyance taxes, intangible taxes, documentary recording taxes, license and registration fees, recording fees and any similar taxes or fees imposed by any governmental authority, if any, imposed upon the transfer of the Acquired Assets hereunder and the filing of any instruments (the “Transfer

Taxes”) in an amount up to $200,000 shall be borne equally by the Company and Buyer and Buyer shall pay any Transfer Taxes in excess thereof. Buyer and the Company shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangement designed to minimize any applicable Transfer Taxes.

6.3. Wage Reporting. Buyer and the Company agree to utilize the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting (other than with respect to Employees leased pursuant to the Employee Leasing Agreement, whose wages shall continue to be reported through December 31, 2006 as contemplated by the Employee Leasing Agreement).

6.4. Cooperation on Tax Matters. Buyer and the Company agree to furnish or cause to be furnished to each other, upon request, as promptly as is practicable, such information and assistance relating to the Company and the Acquired Assets (including without limitation access to books and records) as is reasonably necessary for the filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any governmental authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and the Company shall retain all books and records with respect to Taxes for any period up to and including the Closing Date, pertaining to the Company and the Acquired Assets, for at least 7 years following the Closing Date. At the end of such period, each party shall provide the others with at least 30 days prior written notice before destroying such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records.

ARTICLE VII

SURVIVAL AND INDEMNIFICATION

7.1. Survival. The representations, warranties, covenants and agreements under this Agreement or in any statement or certificate furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby (other than covenants and agreements to be performed after the Closing which shall survive indefinitely) shall survive until 15 months following the Closing Date (the “Survival Period”) and no action or claim for Losses (as hereinafter defined) resulting from any misrepresentation or breach of warranty or breach of any covenant or agreement (other than covenants and agreements to be performed after the Closing for which actions and claims shall survive until the running of the applicable statute of limitations) shall be brought or made after the Survival Period, except that such time limitation shall not apply to:

(a) claims for misrepresentations and breach of warranties relating to Sections 3.1 and 4.1 hereof (Organization), Sections 3.2 and 4.2 hereof (Authority), Section 3.4 hereof (Capitalization), Section 3.5 (Subsidiaries) or Section 3.8(a) (Title), all of which may be asserted without limitation;

(b) claims for misrepresentations and breach of warranties relating to: (i) Section 3.16 hereof (Environmental Matters) shall survive for 48 months following the Closing Date and (ii) Section 3.18 hereof (Taxes) shall survive until thirty (30) days after the running of the applicable statute of limitations (giving effect to any waiver or extension thereof); and

(c) claims for breaches of representations, warranties, covenants and agreements that are brought under this Agreement by delivery of a written notice describing in reasonable detail the nature and basis of such claim if such notice is given on or prior to the last day of the applicable survival period for such representation, warranty, covenant or agreement. In the event such notice is given, the right to indemnification with respect thereto shall survive the applicable survival period until such claim is finally resolved and any obligations thereto are fully satisfied.

7.2. General Indemnification. (a) Subject to Section 7.1 of this Agreement, the Company and the Principal, jointly and severally, shall indemnify and defend Buyer and its directors, officers, affiliates, employees, agents and representatives, and shall hold each of them harmless from and against all Losses that are incurred or suffered by any of them in connection with or resulting from:

(i) any misrepresentation or breach of, or inaccuracy in, any representation or warranty made by the Company in this Agreement, any Ancillary Agreement or any schedule or Disclosure Schedule furnished or to be furnished to Buyer in connection with or as contemplated by this Agreement;

(ii) any breach of any covenant made by the Company or the Principal in this Agreement, any Ancillary Agreement or any schedule or Disclosure Schedule furnished or to be furnished to Buyer in connection with or as contemplated by this Agreement; and

(iii) any Excluded Liability.

(b) Subject to Section 7.1 of this Agreement, Buyer shall indemnify the Company and the Principal and their directors, officers, affiliates, employees, agents and representatives, and shall hold each of them harmless from and against all Losses that are incurred or suffered by any of them in connection with or resulting from:

(i) any misrepresentation or breach of any representation or warranty made by Buyer in this Agreement, any Ancillary Agreement or any schedule furnished or to be furnished to the Company in connection with or as contemplated by this Agreement;

(ii) any breach of any covenant made by Buyer in this Agreement, any Ancillary Agreement or any schedule furnished or to be furnished to the Company in connection with or as contemplated by this Agreement; and

(iii) the Assumed Liabilities and liabilities related to Buyer’s operation and ownership of the Acquired Assets arising after the Closing other than any Excluded Liability.

(c) Notwithstanding the foregoing, (i) neither the Company nor the Principal shall be obligated to provide any such indemnification for Losses pursuant to claims under Section 7.2(a)(i) hereof, and (ii) Buyer shall not be obligated to provide any such indemnification for Losses pursuant to claims under Section 7.2(b)(i) hereof, unless the aggregate amount that the Company, the Principal or Buyer, as applicable, are entitled to recover in respect of all such claims exceeds $500,000.00 (the “Threshold”), in which case the Indemnitor will be liable only for the amount of such Losses in excess of the Threshold; provided, however, that the Threshold shall not apply to Losses arising in respect of claims for misrepresentations and breach of warranties relating to the first two sentences in Sections 3.1 and 4.1 hereof (Organization), Sections 3.2 and 4.2 hereof (Authority), or Section 3.8(a) (Title), all of which may be asserted without limitation. The maximum aggregate obligation of (i) the Company and/or the Principal hereunder for Losses pursuant to claims under Section 7.2(a)(i) and (ii) hereof and (ii) Buyer hereunder for Losses pursuant to claims under Section 7.2(b)(i) and (ii) hereof, shall not exceed $25,000,000.00 (the “Maximum”); provided, however, that the Maximum shall not apply to Losses arising in respect of claims for breach of covenants relating to Section 5.3 (Non-Compete) or to Buyer’s obligation to pay the Aggregate Purchase Price, all of which may be asserted without limitation.

No limitation or condition of liability provided in this Article VII shall apply to any claim based on fraud.

(d) (i) A party entitled to indemnification hereunder shall herein be referred to as an “Indemnitee.” A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an “Indemnitor.” As soon as is reasonable after an Indemnitee either (a) receives notice of any claim or the commencement of any action by any third party which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder (a “Third Party Claim”) or (b) sustains any Loss not involving a Third Party Claim or action which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under this Article VII, notify such Indemnitor in writing of such claim, action or Loss, as the case may be; provided, however, that, subject to Section 7.1, failure to notify Indemnitor shall not relieve Indemnitor of its indemnity obligation, except to the extent Indemnitor is actually prejudiced in its defense of the action by such failure. Any such notification must be in writing and must state in reasonable detail the nature and basis of the claim, action or Loss, to the extent known. Except as provided in this Section 7.2, Indemnitor shall have the right using counsel reasonably acceptable to the Indemnitee, to contest, defend or litigate any such Third Party Claim; provided that the Indemnitor shall have notified the Indemnitee in writing of its intention to do so within fifteen (15) days of the Indemnitee having given notice of the Third Party Claim to the Indemnitor and such writing contains a statement that the Indemnitor reasonably believes in good faith that the Indemnitor has an obligation to provide indemnification under this Article VII with respect to such Third Party Claim (it being understood that such statement shall not prejudice Indemnitor’s right to later dispute its liability with respect to such Third Party Claim nor shall such statement or the fact that the Indemnitor assumed such defense of such Third Party Claim be admissible as evidence in any action between the Indemnitor and the Indemnitee); provided, further, that the Indemnitor’s right to contest, defend or litigate and right to continue to contest, defend and litigate, any such Third Party Claim, is subject to the continued satisfaction of the following conditions: (1) the Indemnitor shall diligently contest, defend or litigate in good faith any such Third Party Claim; and (2) the assumption by the Indemnitor of such Third Party Claim could not reasonably be expected to cause a material adverse effect on the Indemnitee’s business. The Indemnitee shall have the right to participate in, and to be represented by counsel (at its own expense) in any such contest, defense or litigation conducted by the Indemnitor.

(ii) The Indemnitor, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, (a) shall diligently contest, defend or litigate in good faith such Third Party Claim and (b) if the Indemnitor no longer reasonably believes in good faith that the Indemnitor is obligated to indemnify Indemnitee under this Article VII with respect to such Third Party Claim, the Indemnitor shall provide prompt written notice thereof to Indemnitee, at which time Indemnitor shall not be entitled, and shall lose its right to contest, defend or litigate such Third Party Claim. The Indemnitor, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed). The Indemnitor shall not, without the prior written consent of the Indemnitee, enter into any compromise or settlement which commits the Indemnitee to take, or to forbear to take, any action or which does not provide for a complete release by such third party of the Indemnitee. All expenses (including attorneys’ fees) incurred by the Indemnitor in connection with the foregoing shall be paid by the Indemnitor. No failure by an Indemnitor to acknowledge in writing its indemnification obligations under this Article VII shall relieve it of such obligations to the extent such obligations exist.

(iii) If an Indemnitee is entitled to indemnification against a Third Party Claim and the Indemnitor fails to assume the defense of such Third Party Claim pursuant to Section 7.2(d)(i), or the Indemnitor loses its right to contest, defend or litigate a Third Party Claim pursuant to Section 7.2(d)(i) and (ii), then the Indemnitor shall not be entitled, and shall lose its right, to contest, defend, litigate and settle such Third Party Claim, and the Indemnitee shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim either before or after the initiation of litigation, at such time and upon such terms as the Indemnitee deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnitor; provided, further, that if the Indemnitee seeks to contest, defend or litigate such Third Party Claim, it shall do so diligently and in good faith. The Indemnitor shall have the right to participate in (but not control), and to be represented by counsel (at its expense) in any such contest, defense or litigation conducted by the Indemnitee.

7.3. Right of Offset. Without limiting any other remedies available at law or in equity, Buyer and Parent shall have the right to set off against any payments due and owing from Buyer or Parent to the Company or the Principal (including the right to set off against amounts owed pursuant to the Convertible Note) any Losses determined to be due to Buyer or Parent hereunder by a final non-appealable order of a court of competent jurisdiction

7.4. Computation of Indemnifiable Losses. Any amount payable pursuant to this Article VII shall be decreased to the extent of (a) any amounts actually recovered by the indemnified party from its insurers in respect of an indemnifiable Loss, net of costs of collection, and (b) any net Tax benefit, as, when and to the extent such Tax Benefit is actually realized in cash by the indemnified party arising out of an indemnifiable Loss. For purposes of this agreement, a Tax benefit is realized only when, as, and to the extent that actual cash Taxes paid to a Taxing authority are less than they would have been if the indemnifiable Loss had not occurred. The indemnifying party and the indemnified party shall cooperate in good faith in providing each other the information necessary to determine the Tax benefits, as the case may be, in each case. The indemnified party shall, at the indemnifying party’s expense, use its commercially reasonable efforts to pursue payment under or from any insurer in respect of such Losses.

7.5. Tax Treatment. Any indemnification payments under this Article VII shall be treated for Tax purposes as adjustments to the Aggregate Purchase Price to the extent permitted by applicable law.

7.6. Sole Remedy. Subject to Section 7.3, the right to indemnification under this Article VII shall be the exclusive remedy of any party in connection with any breach or default by another party under this Agreement and any Ancillary Agreement; provided, however, that this Section 7.6 shall not apply to claims based on fraud.

ARTICLE VIII

MISCELLANEOUS

8.1. Interpretive Provisions.

(a) Whenever used in this Agreement, (i) “including” (or any variation thereof) means including without limitation and (ii) any reference to gender shall include all genders.

(b) The parties acknowledge and agree that (i) each party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its drafting, (ii) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of it, and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

8.2. Entire Agreement. This Agreement (including the Disclosure Schedules and the certificates and exhibits attached hereto) together with the Ancillary Agreements and the Confidentiality Agreement constitute the sole understanding and agreement of the parties with respect to the subject matter hereof. The parties agree and acknowledge that as of the Closing Date, the Confidentiality and Exclusivity Agreement, dated September 20, 2006, by and between Parent and the Company is terminated.

8.3. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided however, that this Agreement may not be assigned by the Company or the Principal without the prior written consent of Buyer or be assigned by Buyer without the prior written consent of the Company and the Principal, except that (i) Buyer may, at its election and provided it remains liable for its obligations hereunder, assign this Agreement to any affiliate of Buyer or Parent, and Buyer or any such assignee may make a collateral assignment of its rights (but not its obligations) under this Agreement to any lender providing financing to Buyer or Parent in connection with the Closing.

8.4. Headings. The headings of the Articles, Sections, and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

8.5. Modification and Waiver. No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions. No single waiver of any of the provisions of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

8.6. Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear the expenses incurred by that party incident to this Agreement and the transactions contemplated hereby, including all fees and disbursements of counsel and accountants retained by such party, whether or not the transactions contemplated hereby shall be consummated.

8.7. Notices. Any notice, request, instruction, or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be given by delivery in person, by electronic facsimile transmission, by overnight courier or by registered or certified mail, postage prepaid (and shall be deemed given when delivered if delivered by hand, when transmission confirmation is received if delivered by facsimile, one business day after deposited with an overnight courier service if delivered by overnight courier and three days after mailing if mailed), as follows:

to the Company or the Principal, to:

Midwest Grounds Resource, Inc.
11799 Grandstone
Cincinnati, Ohio 45249
Attn: Mr. Michael G. Rorie
Fax No.: (513) 489-6476

and

Midwest Grounds Resource, Inc.
c/o Brickman Bengals, LLC
131 Commerce Blvd.
Cincinnati, Ohio 45140
Attn: Mr. Michael G. Rorie
Fax No.: (513) 774-7459

with a copy to:

Graydon Head & Ritchey LLP
1900 Fifth Third Center
511 Walnut Street
P.O. Box 6464
Cincinnati, Ohio 45202-3157
Attention: John J. Kropp, Esq.
Fax No.: (513) 651-3836

to Buyer or Parent to:

Brickman Bengals, LLC c/o The Brickman Group, Ltd.
Legal Department
18227 Flower Hill Way, Suite D
Gaithersburg, Maryland 20879
Attention: General Counsel
Fax No.: (240) 683-2030

with a copy to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
Attention: Carmen J. Romano, Esq.
Fax No.: (215) 994-2222

or at such other address for a party as shall be specified by like notice.

8.8. Governing Law; Consent to Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed wholly within that jurisdiction. Each party hereto, for itself and its successors and assigns, irrevocably agrees that any suit, action or proceeding arising out of or relating to this Agreement may be (i) instituted by the Buyer or Parent only in the United States District Court for Southern District of Ohio, United States of America or in the absence of jurisdiction, the state courts located in Hamilton County, Ohio, and (ii) instituted by the Company or the Principal only in the United States District Court for the District of Maryland or in the absence of jurisdiction, the state courts located in Montgomery County, Maryland, and generally and unconditionally accepts and irrevocably submits to the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby from which no appeal has been taken or is available in connection with this Agreement. Each party, for itself and its successors and assigns, irrevocably waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, including any objection based on the grounds of forum non conveniens, in the aforesaid courts. Each of the parties, for itself and its successors and assigns, irrevocably agrees that all process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 8.7 hereof or at such other address of which the other parties shall have been notified in accordance with the provisions of Section 8.7 hereof, such service being hereby acknowledged by the parties to be effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law.

8.9. Public Announcements. Neither the Company, the Principal nor Buyer shall make any public statements, including any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld) except as may be required by law. If a public statement is required to be made by law, the parties shall consult with each other in advance as to the contents and timing thereof.

8.10. No Third Party Beneficiaries. This Agreement is intended and agreed to be solely for the benefit of the parties hereto and their permitted successors and assigns, and no other party shall be entitled to rely on this Agreement or accrue any benefit, claim, or right of any kind whatsoever pursuant to, under, by, or through this Agreement.

8.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

ARTICLE IX

CERTAIN DEFINITIONS

9.1. “Ancillary Agreement” means any agreement, exhibit, statement, document or certificate executed and delivered in accordance with or required by this Agreement, and any other agreement or certificate specifically identified as an Ancillary Agreement for purposes of this Agreement including the Convertible Note.

9.2. “Affiliate Leases” means the Leases with Landlord as lessor listed on Schedule 3.10.

9.3. “business day” means any day other than a day on which banks in the State of New York are required or authorized to be closed.

9.4. “Code” means the Internal Revenue Code of 1986, as amended.

9.5. “Contracts” means all written or oral agreements, contracts or commitments of the following types to which the Company is a party or by which the Company or any of its properties or assets is bound as of the date hereof and between the date hereof and the Closing Date: (a) any real property leases; (b) any labor or employment-related agreements; (c) any joint venture and limited partnership agreements; (d) mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit; (e) agreements for the sale of goods or products or performance of services by or with any vendor (or any group of related vendors) that had annual aggregate payments exceeding $25,000 in any of the last three calendar years; (f) lease agreements for machinery and equipment, motor vehicles, or furniture and office equipment or other personal property by or with any vendor (or any group of related vendors) that had annual aggregate payments exceeding $25,000 in any of the last three calendar years; (g) agreements restricting in any manner the right of the Company to compete with any other person, or restricting the right of the Company to sell to or purchase from any other person; (h) agreements between the Company and any of its affiliates; (i) guaranties, performance, bid or completion bonds, surety and appeal bonds, return of money bonds, and surety or indemnification agreements; (j) custom bonds and standby letters of credit; (k) any license agreement or other agreements to which the Company is a party regarding any Intellectual Property of others; (l) other agreements, contracts and commitments which cannot be terminated by the Company on notice of thirty (30) days or less and without payment by the Company of less than $25,000 upon such termination and (m) powers of attorney.

9.6. “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

9.7. “Debt” means all principal, interest, premiums, penalties or other obligations related to (a) all indebtedness of the Company for borrowed money, (b) all obligations of the Company for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and consistent with past practice), (c) all obligations of the Company evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company, (e) all obligations of the Company as lessee or lessees under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of the Company under acceptance, letter of credit or similar facilities, (g) all obligations owing pursuant to factoring agreements for accounts receivable, (h) all Debt of the type referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by the Company, or in effect guaranteed directly or indirectly by the Company through an agreement (w) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (x) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (y) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (z) otherwise to assure a creditor against loss; provided, that such Debt referred under this clause (h) is of the type that would be reflected as debt on a balance sheet prepared in accordance with GAAP, (i) all Debt of the type referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien on property (including accounts and contract rights) owned by the Company, even though such person has not assumed, become liable for or guaranteed the payment of such Debt, and (j) all accrued but unpaid interest (or interest equivalent) to the date of determination, and all prepayment premiums or penalties, related to any items of Debt of the type referred to in clauses (a) through (i) above.

9.8. “Encumbrances” shall mean all liens, charges, mortgages, pledges, security interests or other encumbrances.

9.9. “Environmental Laws” shall mean all federal, state and local laws, rules, regulations, ordinances, the common law, judgments, orders, consent agreements and standards relating to (i) the protection of the environment (including air, surface and subsurface water, drinking water supplies, surface and subsurface land, the interior of any building or building component, soil and natural resources) or human health or (ii) the presence, Management, Release or threat of Release of or exposure to Hazardous Substances.

9.10. “Environmental Liabilities” mean any and all losses, claims, demands, liabilities, obligations, causes of action, damages, costs and expenses, fines or penalties (including without limitation reasonable attorney fees and other defense costs), known or unknown, foreseen or unforeseen, whether contingent or otherwise, fixed or absolute, present or future asserted against or incurred by Buyer arising prior to Closing or arising with respect to facts, circumstances or events first occurring prior to the Closing: (a) to the extent resulting from the presence, Release, Management or exposure to Hazardous Materials at, on, in or under any property now or previously owned, operated or leased by the Company whether into the air, soil, ground or surface waters on-site or off-site as the result of the Company’s operation of the business; or (b) arising from the off-site or on-site transportation, storage, treatment, recycling or disposal of Hazardous Materials Managed or Released by or on behalf of the Company or any reasonable and necessary costs or expenses for any Remediation required under Environmental Laws or by any governmental authority or third party as a result thereof; or (c) any violation by the Company of any Environmental Law.

9.11. “GAAP” means United States generally accepted accounting principles.

9.12. “Hazardous Substances” shall mean any and all hazardous or toxic substances, wastes or materials, any pollutants, contaminants, or dangerous materials (including polychlorinated biphenyls, friable asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions and radioactive materials), or any other similar substances or materials regulated under Environmental Laws.

9.13. “knowledge”, “to the knowledge” or “known” and words of similar import shall mean the actual knowledge of a natural person or, with respect to a Person that is not a natural person, the actual knowledge of the officers and management of such Person, after due inquiry. Provided however with respect to the Company these words shall mean the actual knowledge of the Principal, Chris Hayes, Gary Kuykendall and Greg Steppe, after due inquiry.

9.14. “Landlord” means MAR Investments, Inc., an Ohio corporation.

9.15. “Losses” shall mean any and all losses, liabilities, damages penalties, obligations, awards, fines, deficiencies, demands, interest, claims (including third party claims whether or not meritorious), costs and expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) resulting from, arising out of or incident to any matter for which indemnification is provided under this Agreement including any such costs and expenses incurred in connection with enforcing a party’s indemnification rights under this Agreement; provided, that Losses shall not include special, indirect, consequential, punitive or exemplary damages other than punitive or exemplary damages paid to third parties. “Material Adverse Effect” means any circumstance or event which, individually or in the aggregate with any other circumstance or event, is or could be reasonably expected to be material and adverse to the business, properties, operations, earnings, prospects, condition (financial or otherwise), products, assets, results of operations or liabilities of the Company taken as a whole; provided however, Material Adverse Effect shall not include any material adverse effect attributable to (i) any change or development generally applicable to the commercial landscape service industry (including legislative or regulatory matters) in the United States, except for changes or developments having a materially disproportionate impact on the Company, (ii) changes in general economic conditions in the United States, including any downturn caused by terrorist activity or a natural disaster, except for changes in general economic conditions having a materially disproportionate impact on the Company, or (iii) any public announcement of the transactions contemplated by this Agreement. For purposes of this definition of Material Adverse Effect, the effect of any matter as to any past period shall be determined based on its actual effect, and its effect as to any future period shall be determined based on the effect that such matter is reasonably likely to have.

9.17. “Person” or “person” means an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, other entity or group (as group is defined in Section 13(d)(3) of the Exchange Act).

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

GROUNDMASTERS, INC.

By:	/s/ Michael G. Rorie
Name:	Michael G. Rorie
Title:	President

GROUNDMASTERS, LLC

By:	/s/ Michael G. Rorie
Name:	Michael G. Rorie
Title:	President

BRICKMAN BENGALS, LLC

By:	/s/ Mark A. Hielle
Name:	Mark A. Hielle
Title:	Vice President

THE BRICKMAN GROUP, LTD.

By:	/s/ Mark A. Hielle
Name:	Mark A. Hielle
Title:	Executive Vice President

PRINCIPAL

/s/ Michael G. Rorie MICHAEL G. RORIE